Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Master Investment Portfolio of our report dated February 24, 2025, relating to the financial statements and financial highlights of International Tilts Master Portfolio, which appears in Master Investment Portfolio’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2025